AZZ incorporated Reports Results for the Fourth Quarter and Fiscal Year 2012, and Dividend Declared

For Fiscal Year 2012 – Revenues Increase 23%, Net Income up 17%, Earnings per Share
Increased 16% and Backlog Increased 28%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 5, 2012 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and twelve-month periods ended February 29, 2012.  Revenues for the fourth quarter were $123.6 million compared to $100.7 million for the same quarter last year, an increase of 23 percent. Net income for the fourth quarter was $11.6 million, or $0.92 per diluted share, compared to net income of $9.2 million, or $0.73 per diluted share, in last year’s fourth fiscal quarter.  The fourth quarter of fiscal year 2012 includes a favorable non-recurring tax valuation allowance adjustment of $0.10 per diluted share.

For the twelve-month period, the Company reported revenues of $469.1 million compared to $380.6 million for the comparable period last year, an increase of 23 percent.  Net income for the twelve months was $40.7 million, or $3.21 per diluted share, compared to $35 million, or $2.77 per diluted share in the comparable period of last year.  The favorable non-recurring tax valuation allowance adjustment of $0.10 per diluted share is included in the full year results for fiscal year 2012 of $3.21 per diluted share.

Backlog at the end of our fourth quarter was $138.6 million, an increase of 28 percent, compared to the backlog at the end of the fourth quarter of Fiscal 2011 of $108.4 million.   Backlog at the end of the fourth quarter of Fiscal 2011 was $108.4 million.  Incoming orders for the fourth quarter were $130.2 million while shipments for the quarter totaled $123.6 million, resulting in a book to ship ratio of 105 percent. For the full fiscal year ended February 29, 2012, the book to ship ratio was 106 percent.

Revenues for the Electrical and Industrial Products Segment for the fourth quarter of Fiscal 2012 were $52.7 million as compared to $43.6 million for the same quarter last year, an increase of 21 percent.  Operating income for the segment increased 12 percent to $7.6 million compared to $6.7 million in the same period last year.  Operating margins for the fourth quarter were 14 percent compared to 15 percent in the same period last year. For the twelve months ending February 29, 2012, revenues increased 16 percent to $189.2 million compared to $162.6 million and operating income decreased 5 percent to $25.8 million compared to $27.1 million in the prior year period.  Operating margins for the twelve months ending February 29, 2012 were 14 percent compared to 17 percent in the same period last year.

AZZ Fourth Quarter – Fiscal Year 2012
April 5, 2012

Revenues for the Company’s Galvanizing Service Segment for the fourth quarter were $71 million, compared to the $57.1 million in the same period last year, an increase of 24 percent.   Operating income was $18.5 million as compared to $14.8 million in the prior year period, an increase of 25 percent. Tonnage shipped increased 28 percent for the fourth quarter of fiscal 2012 when compared to the prior year period. Operating margins for the fourth quarter were 26 percent, compared to 26 percent in the same period last year. For the twelve months of Fiscal 2012, revenues increased 28 percent to $279.9 million and operating income increased 28 percent to $73 million compared to $218 million and $57 million, respectively, for the twelve months of the prior year.  Operating margins were 26 percent for both fiscal 2011 and fiscal 2012.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are very pleased with the results for the fourth quarter and fiscal 2012.  For both segments, the operating results reflect continued effective execution and modest market improvements.  The operating margins for both segments were as anticipated in both the fourth quarter and fiscal year.  Emphasis on organic growth with acceptable operating margins continues to be a major focus of the company.  Product and market expansion opportunities through acquisition to further enhance our strategic position will supplement our organic growth initiatives.”

Based upon the evaluation of information currently available to management, the Company’s previously issued guidance for Fiscal 2013, that revenues would be in the range of $475 to $510 million and that fully diluted earnings per share would be in the range of $3.25 to $3.55, remains unchanged.

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2012 at 4:30 P.M. ET on Thursday, April 5, 2012.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10011966, or for 30 days at www.azz.com/azzinvest.htm.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cents per share cash dividend on the Company’s common stock outstanding.  The dividend will be paid at the close of business on May 4, 2012, to shareholders of record on April 20, 2012.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

AZZ Fourth Quarter – Fiscal Year 2012
April 5, 2012

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AZZ Fourth Quarter – Fiscal Year 2012
April 5, 2012

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$123,625	$100,686	$469,112	$380,649
Costs and Expenses:
Cost of Sales	91,295	73,303	344,525	273,007
Selling, General and Administrative	12,755	11,222	48,865	46,645
Interest Expense	3,485	2,484	13,939	7,731
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	2	(24)	166	(75)
Other (Income)	(799)	(598)	(2,024)	(1,617)
	$106,738	$86,387	$405,471	$325,691

Income before income taxes	$16,887	$14,299	$63,641	$54,958
Income Tax Expense	5,243	5,074	22,905	19,995
Net income	$11,644	$9,225	$40,736	$34,963
Net income per share
Basic	$.93	$.74	$3.24	$2.81
Diluted	$.92	$.73	$3.21	$2.77

Diluted Average Shares Outstanding	12,715	12,632	12,681	12,601

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$52,675	$43,620	$189,192	$162,600
Galvanizing Services	70,950	57,066	279,920	218,049
	$123,625	$100,686	$469,112	$380,649

Segment Operating Income:
Electrical and Industrial Products	$7,558	$6,738	$25,772	$27,072
Galvanizing Services	18,533	14,830	72,964	56,965
Total Segment Operating Income	$26,091	$21,568	$98,736	$84,037

AZZ Fourth Quarter – Fiscal Year 2012
April 5, 2012

Condensed Consolidated Balance Sheet
(in thousands)

	February 29, 2012	February 28, 2011
	(unaudited)	(unaudited)

Assets:
Current assets	$302,736	$284,019
Net property, plant and equipment	135,827	125,362
Other assets, net	168,212	157,144
Total assets	$606,775	$566,525

Liabilities and shareholders’ equity:
Current liabilities	$77,979	$58,186
Long term debt due after one year	210,714	225,000
Other liabilities	30,473	27,321
Shareholders’ equity	$287,609	$256,018
Total liabilities and shareholders’ equity	$606,775	$566,525

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Twelve Months Ended
	February 29, 2012	February 28, 2011
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$64,065	$42,085
Net cash provided by (used in) investing activities	$(46,846)	$(120,266)
Net cash provided by (used in) financing activities	$(12,366)	$106,089
Effect of exchange rate changes on cash	$60	$(125)
Net increase (decrease) in cash and cash equivalents	$4,913	$27,783
Cash and cash equivalents at beginning of period	$138,390	$110,607
Cash and cash equivalents at end of period	$143,303	$138,390

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